EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
March 30, 2004	(858) 503-3233

MAXWELL TECHNOLOGIES’ INDEPENDENT AUDITOR RESIGNS

AFTER ISSUING ‘CLEAN’ AUDIT OPINION FOR FISCAL 2003

Deloitte & Touche Cites Concern Over Financial Staff Expertise and Turnover

SAN DIEGO, Calif. – Maxwell Technologies, Inc. (Nasdaq: MXWL) today filed a Current Report on Form 8-K with the Securities and Exchange Commission, reporting that Deloitte & Touche LLP has tendered its resignation as the company’s independent auditor after completing Maxwell’s 2003 audit with a “clean” opinion endorsing the company’s financial statements.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that Deloitte did not find any irregularities or mismanagement of the company’s accounts during the audit and provided no advance notice to the company or the Audit Committee of Maxwell’s Board of Directors regarding its abrupt resignation.

“The timing of this decision has taken the company and our board by surprise,” Balanson said. “Deloitte’s only explanation to us is that, as a result of what it termed ‘significant turnover’ in the company’s accounting staff in 2003, it is uncomfortable with the level of our in-house generally accepted accounting practices (GAAP) expertise and financial reporting and compliance experience.”

Balanson said that the company has initiated contact with other independent auditing firms, and will move promptly to engage a new auditor with a strong high technology orientation and a second firm to assist it in strengthening internal financial controls leading to compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.

“We take the concerns of our ex-auditors seriously, and we will continue moving aggressively to strengthen our finance organization and all of our internal processes,” Balanson said. “We appointed Tesfaye Hailemichael, a seasoned financial executive with extensive public company experience, as vice president and chief financial officer in October 2003.”

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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